EXHIBIT 99.2

Affimed Therapeutics AG

STOCK OPTION EQUITY INCENTIVE PLAN 2007

Grant Date: 21. December 2007

The purpose of this Equity Incentive Plan (the “Plan”) of Affimed Therapeutics AG (“Affimed” or the “Company”), a German corporation (the “Company”), is to grant options to designated individuals who are officers (“Vorstände”) or employees (in the following together “Optionees”) of the Company, to purchase Series B Preferred Shares as defined in the Shareholders’ Agreement as of March 27, 2007, or to purchase Preferred Shares of the series issued last under the shareholders’ agreement valid at the time of the exercise of the options or at any other time defined in this Plan. The Company believes that the Plan will serve as an incentive for Optionees to contribute materially to the growth of the Company and will align their economic interests with those of the stockholders, thereby benefiting the Company’s stockholders.

1. Administration

Subject to (i) the provisions of this Plan, (ii) the respective authorization by the shareholders’ meeting of the Company dated 21.12.2007, (“Shareholders Meeting”) and (iii) the approval of the supervisory board of the Company (“Supervisory Board”), the management board of the Company (“Management Board”) or – with regard to officers - the Supervisory Board shall have the authority to (i) determine to whom options shall be granted under the Plan; (ii) determine the quantity and terms of the options to be granted to each Optionee; (iii) determine when the options will be granted and the duration of the exercise period, including the criteria for vesting and the acceleration of vesting (if any); and (iv) make determinations with respect to any other matters arising under the Plan.

Subject to (i) the authorization by the Shareholders’ Meeting and (ii) the approval of the Supervisory Board, the Management Board, respectively with regard to officers, the Supervisory Board shall have full power and authority to administer and interpret the Plan, to make factual determinations and to adopt or amend such rules, regulations, agreements and instruments for implementing the Plan and for the conduct of its affairs as it deems necessary or advisable.

2. Grants

Awards under the Plan shall consist of options to purchase Series B Preferred Shares of the Company, respectively Preferred Shares of the series issued last under the applicable Shareholders’ Agreement (all such Preferred Shares in the following together “Preferred Shares”). All Stock Options shall be subject to the terms and conditions (i) set forth in the authorization by the Shareholders’ Meeting (ii) set forth herein, and (iii) set forth in the Grant Agreement (as defined below) with the Optionee.

3. Shares Subject to the Plan

(a) Number of Shares and Stock Options. Subject to the adjustments specified below, the aggregate number of Preferred Shares, having no par value and representing a pro rata participation in the share capital of the Company of Euro 1, that may be issued or transferred through the exercise of Stock Options granted under the Plan is 101,987 [tbg] shares. The Stock Options are secured by a conditional capital, resolved upon by the Shareholders’ Meeting or by reacquired shares of the Company, including treasury shares purchased by the Company in accordance with the corresponding authorization of the competent Shareholders’ meeting. From the aggregate amount of 101,987 Stock Options under this Plan, 91,312 may be issued to officers and 10,675 may be issued to employees or officers.

(b) Capital increase, Anti-Dilution Protection

(i) In case of a capital increase by way of conversion of capital reserves, the conditional share capital underlying the Stock Options will be increased accordingly (Sec. 218 of the German Stock Corporation Act – AktG). The number of options granted under this plan and of shares which the Optionee will receive after exercise of the Stock Options will be increased accordingly, if the total number of shares is increased by a capital increase by way of conversion of capital reserves, provided, however, that any fractional shares resulting from such adjustment shall be eliminated. However, the number of options or shares to be issued to the Optionee after the exercise of the Stock Options shall remain unaffected, if the share capital is increased by way of conversion of capital reserves without increasing the number of the total shares of the Company.

(ii) In case of a capital increase in cash or kind or of an issuance of convertible bonds or similar rights to purchase young shares of the Company, the Optionee shall be entitled to be granted such amount of additional Stock Options that the existing ratio between granted Stock Options and the Company’s share capital at the grant date shall remain unmodified after the capital increase or the issuance of bonds respectively young shares (Anti-Dilution Protection). For this purpose convertible bonds or similar rights shall be regarded as shares of the Company. The Stock Options necessary for the Anti-Dilution Protection shall be issued from the suitable existing conditional capital of the Company and shall be connected with the same rights as provided by the Plan unless mandatory corporate law expressly provides otherwise. If the conditional capital is not any more available to grant additional option rights, the Optionee shall be entitled to a compensation in cash which shall be equivalent to the economic value of an anti-dilution stock option right calculated according to generally accepted evaluation standards. This cash payment shall become due together with the payments provided in para. 7 (a) and (b) of the Plan.

c) Share Split. In case of a split of the shares of the Company without an increase or decrease of the share capital of the Company, the number of options and of shares the Optionee will receive after the exercise of the Stock Option shall be increased accordingly.

d) Capital Decrease. In case of a decrease of the share capital of the Company or an acquisition of treasury shares and a subsequent nullification of treasury shares, the amount of options granted under this plan shall be decreased pro rata.

e) Announcement of Effective Date. The Company shall announce the amended amount of options and shares without delay.

4. Eligibility for Participation

Subject to (i) the authorization by the Shareholders’ Meeting (ii) the approval of the Supervisory Board and (iii) the provisions of this Plan, the Management Board respectively the Supervisory Board with regard to officers shall elect the Optionee to receive Stock Options and determine the number of Stock Options such Optionee shall receive.

Nothing contained in this Plan shall be construed to limit the right of the Company to grant Stock Options (i) in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business or assets of any corporation, firm or association, including Stock Options granted to Optionees thereof who become employees of the Company or an affiliate, or (ii) for any other proper corporate purpose.

5. Agreements with Optionees

Each Stock Option granted under this Plan shall be evidenced by an agreement with the Optionee complying with the authorization by the Shareholders’ Meeting and the provisions of this Plan and being subject to the approval of the Supervisory Board (the “Grant Agreement”).

6. Granting of Options

(a) Number of Shares. The Management Board shall, with the approval of the Supervisory Board, - or with regard to officers the Supervisory Board - determine the number of shares of the Company that will be subject to each Stock Option grant.

(b) Strike Price. The Strike Price for the purchase of each Preferred Share of the Company pursuant to a Stock Option shall be equivalent to the aggregate amount paid by a holder of the Preferred Share in accordance with the applicable provisions of the Series B Investment Agreement connected with the issuance of the Preferred Shares to the purchase of which the Stock Options entitle.

(c) Exercise Period. The periods during which each Stock Option may be exercised are defined in this Plan or in the Grant Agreement.

(d) Vesting and Exercisability of Stock Options

(1) In general. Stock Options shall become vested and exercisable in accordance with the terms and conditions specified herein and such additional terms and conditions that are specified in the Grant Agreement. Stock Options shall not be exercisable to any extent prior to the expiry of two years after the grant date (i. e. prior to 01.01.2010), and shall be exercisable during periods thereafter, subject to the provisions of this Plan, only to the extent prescribed in accordance with the following schedule:

Vesting Date	Exercisable Percentage of Stock Option (Cumulative)
on March 27, 2009	50%
on March 27, 2010	75%
after March 27, 2010	100%

Vesting and exercisability within this meaning demand that the service agreement between the Company and the Optionee is still valid at the time of the defined vesting and exercisability.

(2) Good Leaver. If the service agreement of an Optionee with the Company terminates by reasons of death, retirement or disability (as defined in Section 6(f)), or by termination of the Company for operational reasons (“betriebsbedingte Kündigung”), and therefore the Optionee is to be qualified as “good leaver”, it may be agreed between the Company and the Optionee that all or any portion of the Stock Options shall be regarded as vested at an earlier time as defined above in para. 1 of this section.

(3) Lifetime of the Stock Option. The Stock Option shall have a lifetime of ten years after the Grant Date. Subject to the following para. 4, all vested Stock Options have to be exercised until the end of this lifetime. Stock Options not exercised at the end of their lifetime shall forfeit without any compensation.

(4) Conditions Precedent to Exercise and Performance Target. Notwithstanding anything herein to the contrary, no Stock Option shall be exercisable prior to the second anniversary of the date of grant. In addition, no Stock Option shall be exercisable unless the Second Tranche Payment of in the amount of at least EUR 6,250,000.00 in para. E 3.2.2 of the Investment Agreement from March 27, 2007, has been performed (“Performance Target”) and the completion of one further “repeated dose” PK study for the CD30 Project or the generation of “solubility” data of tandabs.

(5) Blackout Periods. Stock Options shall not be exercisable during (i) the period between the last day of the notification period for the participation in the Shareholders’ Meeting (letzter Anmeldetag), and the day on which the corresponding shareholders’ meeting takes place, and (ii) for the last two weeks of each fiscal year of the Company. In addition, Stock Options shall not be exercisable during the period beginning on the day on which the Company publishes an offer to its shareholders for the subscription for newly issued shares or for loans convertible into shares in a supra-regional newspaper authorized by the stock exchanges in Germany (überregionales Börsenpflichtblatt), through the last day of the subscription period.

(e) Manner of Exercise. An Optionee may exercise a Stock Option which has become exercisable by delivering a notice of exercise in writing to the Company and (ii) payment of the option Strike Price and any other amounts required to be paid at such time in accordance with subsection (g) of this Section. Each notice of exercise must relate to 50 shares of the Company, or a multiple thereof; or, if the remaining quantity of shares of the Company that may be purchased under a Stock Option is less than 50, to all of such shares.

(f) Definition of “Disability” and “Retirement.” For purposes of this Section 6, a leave of absence at the request of, or with the approval of the Company employing the Optionee shall not be deemed a termination of employment so long as the period of such leave does not exceed 180 days, or, if longer, so long as the Optionee’s right to re-employment with the Company is guaranteed by contract. For purposes of this Plan, “Disability” means an inability to perform all or a major portion of the activities being performed by the Optionee for the Company, which inability can be expected to last for a continuous period of not less than 90 days; and “Retirement” means a termination of service by an Optionee other than for cause at or after normal retirement age as determined under the employment policies of the Company or the Affiliate then employing the Optionee.

(g) Payment of Strike Price. The Optionee shall pay the Strike Price specified in the Grant Agreement in Euros or such other major currency as may be specified by the Company, through a transfer of funds on deposit with the Option Agent. The Company may require the Optionee, in connection with the exercise of a Stock Option, to provide such information (including, without limitation, the Optionee’s address and taxpayer identification number) as may be necessary to complete any tax information returns and other tax returns and reports that may be required to reflect such exercise. The Optionee shall pay the option strike price and the amount of any taxes required to be paid in connection with exercise, as further described in Section 12, at the time of exercise. Except as otherwise determined by the Company, shares of Company Stock shall not be issued or transferred upon exercise of a Stock Option until the strike price and other amounts referred to above are fully paid and/or withheld.

7. Preference Rights of Granted Stock Options, Accession to the Shareholders’ Agreement

(a) Stock Options which have become vested and exercisable in accordance with this Plan [unless otherwise provided in the following para. (d)] entitle the Optionee to all preference rights and payments connected with Series B Preferred Shares as defined in para. F of the Shareholders’ Agreement as of March 27, 2007 (Dividends and Liquidation Preference) and in § 6 (“Vorzugsaktien”) of the Company’s Articles of Association. In the event that the aforementioned Shareholders’ Agreement is replaced by a new shareholders’ agreement, the vested and exercisable Stock Options shall give to the Optionee the preferential treatment which is then provided for the series of Preferred Shares issued last under such new shareholders’ agreement.

(b) The strike price owed by the Optionee has to be deducted from all payments to which the Optionee is entitled pursuant to the preceding para. (a). In this regard, the strike price shall be deemed to be the “investment amount” within the meaning of the liquidation preference. Furthermore, his Stock Options shall be regarded as forfeited after receipt of the preferential payments pursuant to this para. (a).

(c) In the event of the exercise of the Stock Options, the Optionee hereby accedes with his Preferred Shares issued to him after the exercise to the Shareholders’ Agreement valid at the time of the exercise. However, if such Shareholders’ Agreement contains a “pay to play”-provision, such clause shall not apply to the Preferred Shares of the Optionee.

(d) In the event of a “change of control transaction” in context of which at least 50 % of the Company’s share capital is acquired by one or several purchaser(s) (“Change of Control”),

- also all non-vested and non-exercisable stock options which have been granted to the Optionee shall entitle the Optionee to the preference rights and payments defined in the preceding paras. (a) and (b),

- in addition, also all non-granted stock options which are not but could have been granted in accordance with the authority of the Shareholders’ Meeting, shall be treated as granted and shall also entitle the Optionee to the preference rights and payments defined in the preceding para. (a) and (b). The amount of stock options to be treated as granted to the Optionee within the meaning of the preceding sentence shall be defined on a pro rata basis (i. e. corresponding to the relation of the stock options granted to the Optionee in comparison to the total amount of granted stock options at the time of the change of control transaction).

This para. (d), however, shall not apply if the acquisition of more than 50 % of the Company’s share capital is based upon a new financing round by pure financial investors and an issuance of a new preferred series of shares outside of an “exit scenario”.

In case of a Change of Control the Company at all times shall be entitled to terminate any rights of an Optionee under this para (d) and the correspondent Grant Agreement against payment of all entitlements of such Optionee under this Plan and the correspondent Grant Agreement.

8. Transferability of Stock Options

No Stock Option granted hereunder shall be transferable, whether by operation of law or otherwise, other than by will or the laws of descent and distribution, and any Stock Option granted hereunder shall be exercisable during the lifetime of such holder only by such holder or, in the event of incapacity, by his or her guardian or legal representative (subject to the delivery to the Company of such evidence as it may require of said incapacity and guardianship or other legal representation).

Except to the extent provided above, Stock Options may not be assigned, transferred, pledged, hypothecated, or disposed of in any way (whether by operation of law or otherwise), and any purported assignment in contravention hereof shall be void and of no effect.

9. Amendment and Termination of the Plan

(a) Amendment. Subject to subsection (c) of this Section, the Company may amend or terminate the Plan at any time. Notwithstanding any provision herein to the contrary, the Company shall have the authority to amend the Plan or any Stock Option or Grant Agreement under the Plan without the Consent of the Optionee to the extent claims necessary or desirable to comply with, or take into account changes in, applicable tax laws, securities laws, accounting rules and other applicable laws, rules and regulations.

(b) Termination of Plan. The Plan shall terminate at the end of the lifetime of the Stock Option (i. e. on 31.12.2019).

(c) Termination and Amendment of Outstanding Stock Options. A termination or amendment of the Plan that occurs after a Stock Option is granted shall not affect the rights of an Optionee unless the Optionee consents.

(d) Governing Document. The Plan shall be the controlling document. No other statements, representations, explanatory materials, or examples, oral or written, may amend the Plan in any manner. The Plan shall be binding upon and enforceable against the Company, its successors and assigns and the Optionees and their permitted assigns.

10. Rights of Individuals

Nothing in this Plan shall entitle any Optionee or other person to any claim or right to be granted a Stock Option under this Plan. Neither this Plan nor any action taken hereunder shall be construed as giving any Optionee any right to be retained by or in the employ of the Company or any other employment rights.

11. No Fractional Shares

No fractional shares of Company Stock shall be issued or delivered pursuant to the Plan or any Stock Option. The Company shall determine whether cash, other awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

12. Taxes

(a) Upon the exercise of a Stock Option, the Optionee shall be required to pay to the Company, or to any Affiliate or other person designated by the Company, the amount of any applicable federal, state and local taxes, and insurance contributions, and foreign taxes which the Company is required to deduct, withhold or pay over in connection with the exercise of such Stock Options, regardless of whether such Stock Option is exercised by the Optionee or a transferee of the Optionee, and the Company shall have the right to deduct from any wages or other amounts payable in respect of the Optionee by the Company (including through the withholding of Company Stock purchased upon the exercise of a Stock Option, if then authorized by applicable law) the amount of any tax required to be deducted, withheld or paid over with respect to such Stock Options which is not otherwise paid. Any amount so deducted shall be considered a payment to or in respect of the Optionee as appropriate. The Company’s obligation to make any delivery or transfer of any shares shall be conditioned on compliance by the Optionee and the Optionee’s successors in interest, to the Company’s satisfaction, with the requirements described in the preceding sentence.

(b) The preceding para. (a) shall apply to all payments due by the Company vis-à-vis the Optionee under this Plan, in particular pursuant to para. 7 (a) and (b).

13. Requirements for Issuance of Shares

No Company Stock shall be issued or transferred upon the exercise of any Stock Option hereunder unless and until all legal requirements applicable to the issuance or transfer of such Company Stock have been complied with. The Company shall have the right to condition the grant, exercise or transfer of any Stock Option granted to any Optionee hereunder on an undertaking by such Optionee (or successor thereto) in writing to comply with such restrictions on the subsequent disposition of such shares of Company Stock delivered pursuant to exercise of the Stock Option as the Company shall deem necessary or advisable as a result of any applicable law, regulation or official interpretation thereof.

14. Headings

Section and paragraph headings are for reference only and shall not affect the meaning or interpretation of the Plan. In the event of a conflict between a heading and the content of a Section or paragraph of the Plan, the content of such Section or paragraph shall control.

15. Effective Date

This Plan shall be given effect from and after 28.11.2007.

16. Miscellaneous

(a) Compliance with Law. The Plan, the exercise of Stock Options and the obligations of the Company to issue or transfer shares of Company Stock under Stock Options shall be subject to all applicable laws and to such approvals by governmental and regulatory agencies as may be required. The Company may revoke any Stock Option if it is contrary to law or modify a Stock Option to bring it into compliance with any valid and mandatory government regulation and if the Grant Agreement provides so. The Company may also adopt rules regarding the withholding of taxes on payments to Optionees.

(b) Ownership of Stock. An Optionee and any transferee holding a Stock Option shall have no rights as a stockholder with respect to any shares of Company Stock covered by a Stock Option until the shares are issued or transferred to the Optionee (or other holder exercising a Stock Option) on the stock transfer records of the Company, unless expressly provided otherwise by this Plan.

(c) Governing Law; Jurisdiction. The validity, construction, interpretation, and effect of the Plan and Grant Agreements issued under the Plan shall be governed by and determined in accordance with the substantive and procedural laws of Germany. To the extent allowed, each of the Company, and any Optionee executing a Grant Agreement hereunder consents, for themselves and any successor or assign of their rights hereunder, to the exclusive jurisdiction of the courts situated at the seat of the Company in Germany, for the resolution of any dispute relating to the Plan, Stock Options granted thereunder, or the disposition of shares of Company Stock purchased pursuant to the exercise of Stock Options.

(d) Severability. Should any provision or part of a provision of this Plan be or become invalid or unenforceable, or should this Plan contain an unintended contractual gap, then the validity or enforceability of the remainder of the Plan shall not be affected. Any such invalid or unenforceable provision shall be deemed replaced by, or any gap deemed to be filled with, an appropriate provision, which, in accordance with the economic purpose and object of the provision and/or Plan and as far as legally permissible, shall come closest to the Company’ original intention, or that intention which the Company would have had had it considered the issue.

Heidelberg, 21.12. 2007

Affimed Therapeutics AG